Exhibit 4.9

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement, dated as of October 21, 2020 (this “Agreement”), is made by and among the following parties:

(1)	EHang Intelligent Equipment (Guangzhou) Co., Ltd., with the address: Building C, No.72, Nanxiang Second Road, Science City of Guangzhou Hi-Tech Industrial Development Zone, PRC (“Party A”);

(2)	Shuai Feng (PRC ID No.: [****]) and Weixian Xia (PRC ID No.: [****]) (collectively, “Party B”); and

(3)	Guangzhou EHang Intelligent Technology Co., Ltd., with the address: Room 402 (only for office use), 4th floor, Auxiliary Building, No. 11, Aoti Road, Tianhe District, Guangzhou, PRC (“Party C”).

As used in this Agreement, each of Party A, Party B and Party C is referred to as a “party” individually and the “parties” collectively.

WHEREAS:

1.	Party B holds 100% equity interests in Party C.

2.	Party C and Party A have entered into a series of contracts, including Exclusive Technical Consulting and Services Agreement.

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

1.	PURCHASE AND SALE OF EQUITY INTEREST

1.1	Grant of Option

Party B hereby irrevocably grants to Party A an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interest in Party C then held by Party B at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by PRC laws and at the price described in Section 1.3 hereof (the “Equity Interest Purchase Option”) . Except for Party A and the Designee(s) (including natural persons, legal persons or other entities), where applicable, no other person shall be entitled to the Equity Interest Purchase Option. Party C hereby agrees to the grant of the Equity Interest Purchase Option by Party B to Party A. For the purposes of this Agreement, “person” has the meaning of individual, corporation, joint venture, partnership, enterprise, trust or non-corporate organization.

1.2	Steps for Exercise

Subject to the provisions of the PRC laws and regulations, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (the “Equity Interest Purchase Option Notice”), specifying: (a) Party A’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interest to be purchased by Party A from Party B (the “Optioned Interests”); and (c) the date for purchase/transfer of the Optioned Interests.

1.3	Purchase Price

Unless the applicable PRC laws and regulations require an appraisal of the Optioned Interests or stipulate other restrictions regarding the transfer price when the Equity Interest Purchase Option is exercised by Party A, the parties agree that the purchase price for the Optioned Interests (the “Purchase Price”) shall be equal to the minimum price permitted by applicable law, and that Party B shall donate the balance of the Equity Interest Purchase Price received from Party A, after deducting the operating costs, to Party A or the Designee(s) of Party A for free immediately after Party B receives the Equity Interest Purchase Price.

1.4	Transfer of Optioned Interests

Upon each and every exercise by Party A of the Equity Interest Purchase Option:

(a)    Party B shall cause Party C to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party B’s transfer of the Optioned Interests to Party A and/or the Designee(s);

(b)    Party B shall, upon the terms and conditions of this Agreement and the Equity Interest Purchase Option Notice, enter into an equity transfer agreement with Party A (or, as applicable, the Designee(s));

(c)    The related parties shall execute all other requisite contracts, agreements or documents, obtain all necessary government approvals and consents, and perform all requisite actions to transfer the valid ownership of the Optioned Interests (free of any Security Interest) to Party A and/or the Designee(s) and to cause Party A and/or the Designee(s) to be the registered owner(s) of the Optioned Interests. For the purposes of this Section and this Agreement, “Security Interests” has the meaning of securities, mortgages, third party’s rights or interests, any share options, rights of acquisition, rights of first refusal, rights to offset, ownership retention or other security arrangements, but for the avoidance of doubt, shall be deemed to exclude any security interest created by this Agreement or Party B’s Share Pledge Agreement. For the purposes of this Section and this Agreement, “Party B’s Share Pledge Agreement” means the share pledge agreement entered into by Party A and Party B as of the date of this Agreement, pursuant to which Party B pledges all the equity interest held by it in Party C to Party A as a security for Party C’s fulfillment of its obligations under Exclusive Technical Consulting and Services Agreement entered in by and between Party A and Party C.

1.5 Payment	of Purchase Price

Within five days following Party A’s exercise of the Equity Interest Purchase Option, the Purchase Price shall be paid to the bank account designated by Party B.

1.6	Dividends

Unless required by the PRC laws and with the prior written consent of Party A, Party B shall not require Party C to declare or actually distribute any distributable profits, interests, dividends or proceeds; if Party B obtains any profits, interests, dividends or proceeds from Party C after the execution of this Agreement, Party B shall, subject to the PRC laws, promptly donate such profits, interests, dividends or proceeds (after the deduction of relevant taxes) to Party A or any eligible entity or individual designated by Party A.

If the total amount of the Purchase Price obtained by Party B for the Optioned Interests is higher than its capital contribution to Party C, or Party B receives profit distributions, interests, dividends or proceeds from Party C in any form, Party B agrees to make full payment of such Purchase Price or profit distributions, interests, dividends or proceeds to Party A. Otherwise, Party B shall compensate Party A and/or other entities or individuals designated by Party A for the losses incurred as a result thereof.

2.	COVENANTS RELATING TO EQUITY INTEREST

2.1	Covenants of Party C

Party C hereby covenants that Party C shall:

(a)    without the prior written consent of Party A, not, in any form, supplement, change or amend the articles of association of Party C, increase or decrease its registered capital, or otherwise change the structure of its registered capital;

(b)    maintain Party C’s corporate existence in accordance with safe and sound financial and business standards and practices, and prudently and effectively operate business;

(c)    without the prior written consent of Party A, not, at any time from the execution date of this Agreement, sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest in the assets, business or revenues of Party C, or allow the encumbrance thereon of any security interest;

(d)    without the prior written consent of Party A, not incur, inherit, guarantee or suffer the existence of any debts,, with the exception of: (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts that have been disclosed to and agreed in writing by Party A;

(e)    normally operate all business in the ordinary course of business to maintain the asset value of Party C, without engaging in any action/omission that adversely affects Party C’s operation and asset value;

(f)    without the prior written consent of Party A, not enter into any material contract, with the exception of the contracts entered into in the ordinary course of business;

(g)    without the prior written consent of Party A, not provide loan or credit to any person;

(h)    upon request, provide Party A with information on Party C’s business operations and financial condition;

(i)    purchase and maintain insurance policies from an insurance company acceptable to Party A where the insured amount and type of insurance shall be the same as or similar to the company with similar assets or property and operation in the same region;

(j)    immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the assets, business and revenues of Party C;

(k)    to the extent necessary to maintain Party C’s ownership of all its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

(l)    without the prior written consent of Party A, not declare or actually distribute any distributable profits, interests, dividends or proceeds; and

(m)    without the prior written consent of Party A, not in any manner agree to or support or approve Party C’s merger with or into, consolidation with, acquisition of or by, or investment in any person, or the division of Party C, or change of Party C’s registered capital or corporate form.

2.2	Covenants of Party B

Party B hereby covenants that Party B shall:

(a)    without the prior written consent of Party A, at any time from the execution date of this Agreement, sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any Security Interest, except for the pledge placed on such equity interests in accordance with Party B’s Share Pledge Agreement;

(b)    cause the shareholders’ meeting of Party C not to approve the sale, transfer, mortgage or other disposition of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any Security Interest, without the prior written consent of Party A, except for the pledge placed on such equity interests in accordance with Party B’s Share Pledge Agreement;

(c)    cause the shareholders’ meeting of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person or entity, without the prior written consent of Party A;

(d)    immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party C held by Party B;

(e)    cause the shareholders’ meeting of Party C to vote for the transfer of the Optioned Interests as set forth in this Agreement;

(f)    to the extent necessary to maintain Party B’s ownership of the equity interests in Party C, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

(g)    at the request of Party A at any time, promptly and unconditionally transfer its equity interests in Party C to Party A’s Designee(s);

(h)    strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party B, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof;

(i)    without the prior written consent of Party A, not cause Party C to declare or actually distribute any distributable profits, interests, dividends or proceeds;

(j)    without the prior written consent of Party A, not cause Party C to enter into any material contract, with the exception of the contracts entered into in the ordinary course of business; and

(k)    without the prior written consent of Party A, not provide loan or credit to any person.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Representations	and Warranties of Party B and Party C

Each of Party B and Party C hereby represents and warrants to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Interests, that:

(a)    It has the power and capacity to enter into and deliver this Agreement, and any equity transfer agreements to which it is a party concerning the Optioned Interests to be transferred thereunder (each, a “Transfer Agreement”), and to perform its obligations under this Agreement and any Transfer Agreement. Upon execution, this Agreement and the Transfer Agreements to which it is a party do and will constitute its legal, valid and binding obligations and shall be enforceable against it in accordance with the provisions thereof;

(b)    The execution and delivery of this Agreement or any Transfer Agreement and the performance of the obligations under this Agreement or any Transfer Agreement do not: (i) cause any violation of any relevant laws of PRC; (ii) conflict with its articles of association or other organizational documents; (iii) cause any violation of any contracts or instruments to which it is a party or by which it is bound, or constitute any breach under any contracts or instruments to which it is a party or by which it is bound; (iv) cause any violation of any conditions required for the grant and/or continued effectiveness of any permit or approval issued to it; or (v) cause the suspension or revocation of or imposition of additional conditions on any permit or approval issued to it;

(c)    Party B has a good and merchantable title to the equity interests held by Party B in Party C. Party B has not placed any Security Interest on such equity interests;

(d)    Party C does not have any undischarged debt, with the exception of (i) debts incurred in the ordinary course of business; and (ii) debts that have been disclosed to and agreed in writing by Party A;

(e)    Party C abides by all applicable laws and regulations related to asset acquisitions; and

(f)    There are no pending or threatened litigations, arbitrations or administrative proceedings relating to the equity interests in Party C, assets of Party C or Party C.

4.	EFFECTIVE DATE

This Agreement shall come into effect upon execution by the parties hereto and terminate when, to the extent permitted by PRC laws, Party A acquires all equity interests in Party C held by Party B.

5.	GOVERNING LAW AND DISPUTE RESOLUTION

5.1	Governing Law

The execution, effectiveness, construction and performance of this Agreement and the resolution of disputes hereunder shall be governed by the laws of PRC.

5.2	Dispute Resolution

In the event of any dispute with respect to the construction and performance of this Agreement, the parties shall first resolve the dispute through friendly negotiations. In the event the parties fail to reach an agreement on the dispute within thirty (30) days after any party’s request to the other parties for resolution of the dispute through negotiations, any party may submit the relevant dispute to Guangzhou Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Guangzhou, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all parties.

6.	TAXES AND EXPENSES

Each party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of PRC in connection with the preparation and execution of this Agreement and the Transfer Agreements, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Agreements.

7.	NOTICES

All notices and other communications required to be given by any party pursuant to this Agreement shall be in writing and shall be delivered personally or sent by mail or by facsimile transmission to the addresses of the other parties set forth below or to such other addresses as notified by the other parties from time to time. The notices shall be deemed to have been effectively given: (a) if delivered personally, on the date of delivery; (b) if sent by mail, on the tenth (10th) day after the date of posting of registered airmail, postage prepaid (indicated on the postmark), or on the fourth (4th) day after delivery to an internationally recognized courier service; and (c) if sent by facsimile transmission, at the time of receipt shown on the transmission confirmation sheet of relevant documents.

Party A:	EHang Intelligent Equipment (Guangzhou) Co., Ltd.

	Mailing Address:	Building C, No.72, Nanxiang Second Road, Science City of Guangzhou Hi-Tech Industrial Development Zone, PRC

	Telephone:	[****]

	Attention:	Huazhi Hu

Party B:	Shuai Feng

	Address:	[****]

Weixian Xia

	Address:	[****]

Party C:	Guangzhou EHang Intelligent Technology Co., Ltd.

	Mailing Address:	Room 402 (only for office use), 4th floor, Auxiliary Building, No. 11, Aoti Road, Tianhe District, Guangzhou, PRC

8.	CONFIDENTIALITY

The parties acknowledge and confirm any oral or written materials exchanged by the parties in connection with this Agreement are confidential. The parties shall strictly maintain the confidentiality of all such materials. Without the written consent of the disclosing party, the receiving party may not disclose to any third party any confidential materials, except for any information that: (a) is or becomes available to the public, other than as a result of a disclosure by the receiving party without authorization; (b) needs to be disclosed subject to applicable ordinances or HKEx rules or regulations; or (c) is required to be disclosed by the receiving party to its legal or financial advisors regarding the transaction contemplated hereunder, provided that such legal or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by the receiving party shall be deemed disclosure of such confidential information by such receiving party, which shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.	FURTHER ASSURANCES

The parties to this Agreement agree to promptly execute documents and to take further actions reasonably necessary for or conductive to the implementation of the provisions and purposes of this Agreement.

10.	MISCELLANEOUS

10.1	Amendment, Modification and Supplement

Notwithstanding any other provisions to the contrary herein, without the prior written consent of Party A, Party B and Party C shall not revoke or modify the Equity Interest Purchase Option hereunder or terminate this Agreement. Nevertheless, Party A may terminate or modify this Agreement at any time by giving thirty (30) days’ prior written notice to the existing shareholders and Party C.

10.2	Compliance with Laws and Regulations

Each party shall comply with and shall ensure that its business operations fully comply with all laws and regulations officially promulgated and publicly available in China.

10.3	Entire Agreement

Except for the amendments, supplements or modifications made in writing after the date hereof, this Agreement, together with Appendix 1 hereto, shall constitute the entire agreement reached by and among the parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and agreements entered into with respect to the subject matter of this Agreement.

10.4	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.5	Language

This Agreement is written in Chinese in six (6) originals.

[Signature Page Follows]

Party A:

EHang Intelligent Equipment (Guangzhou) Co., Ltd.

/s/ Huazhi Hu
Huazhi Hu
Authorized Representative

/s/ Seal of EHang Intelligent Equipment (Guangzhou) Co., Ltd.

Party B:

/s/ Shuai Feng
Shuai Feng

/s/ Weixian Xia
Weixian Xia

Party C:

Guangzhou EHang Intelligent Technology Co., Ltd.

/s/ Shangjin Guo
Shangjin Guo
Authorized Representative

/s/ Seal of Guangzhou EHang Intelligent
Technology Co., Ltd.

SIGNATURE PAGE TO EXCLUSIVE OPTION AGREEMENT